Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces 1st Quarter Fiscal 2007 Results

Company Reaffirms its Earnings Outlook for the Full Year

New York, NY, May 24, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today reported its results for the first quarter of fiscal 2007 ending May 5, 2007. The Company also reaffirmed its outlook for diluted earnings per share for fiscal 2007 in the range of $2.15 to $2.25.

For the first quarter of fiscal 2007, net sales advanced 4% to $580 million, and diluted earnings per share were $0.46, versus diluted earnings per share of $0.53 in the first quarter of fiscal 2006.

Ann Taylor indicated that, during the quarter, the Company repurchased approximately 4.2 million shares of its common stock at a total cost of approximately $163 million. Substantially all of the shares repurchased were acquired under the Company’s new $300 million share repurchase authorization.

Commenting on the results of the quarter, Ann Taylor President & Chief Executive Officer Kay Krill stated, “As we expected, our results in the first quarter were mixed. Our Ann Taylor division continued to offer compelling product assortments that resonated with our clients and drove increased full-price selling, while our LOFT division continued to be challenged with a product assortment that was not balanced and did not offer enough updated classics or color. As a result, LOFT was very promotional throughout the quarter, which significantly impacted our gross margin. That said, I am pleased with the progress we are making at LOFT to improve our product assortments, and we continue to expect the division to be back on track for the second half of this year. Operationally and as a whole, the Company is becoming increasingly more efficient, and we have made significant progress in the areas of sourcing and systems. We also continued to deliver value to our shareholders through our share repurchase program. Although we share some of the current concerns regarding potential macroeconomic softening, we are confident in our ability to deliver EPS for the year in our previously-announced range of $2.15 to $2.25.”

ANNTAYLOR

First Quarter Results

Net sales for the first quarter of fiscal 2007 ending May 5, 2007 advanced 4.3% to $580.3 million, compared with net sales of $556.2 million in the first quarter of fiscal 2006 ending April 29, 2006. This performance reflected expansion of the Company’s store base and continued growth of the Company’s Factory and internet businesses, partially offset by a decline in comparable store sales for the quarter.

By division, net sales at Ann Taylor increased slightly to $222.2 million in the first quarter of fiscal 2007, compared with net sales of $221.5 million in the first quarter of fiscal 2006. At LOFT, net sales of $274.3 million in the first quarter of fiscal 2007 were also up slightly, compared with net sales of $273.6 million in the first quarter of fiscal 2006.

Comparable store sales for the first quarter of fiscal 2007 declined 3.3%, compared to a comparable store sales increase of 5.6% in the first quarter of fiscal 2006. By division, comparable store sales at Ann Taylor increased 0.9% in the fiscal 2007 quarter, compared with an increase of 7.4% in the fiscal 2006 quarter, primarily reflecting strength in key wear-to-work categories and dresses, partially offset by softness in sweaters. At LOFT, comparable store sales declined 9.0% in the fiscal 2007 quarter, compared with an increase of 4.7% in the fiscal 2006 quarter, largely reflecting a product assortment that lacked the appropriate balance of updated classics, wear now and color.

Total inventory per square foot at the end of the first quarter of fiscal 2007 was up 9% versus year-ago, primarily due to timing associated with higher inventory in transit at both Ann Taylor and LOFT. In-store inventory on a per square foot basis was even with year-ago. By division, in-store per square foot inventory at Ann Taylor was down approximately 3% and, at LOFT, in-store per square foot inventory was up approximately 4%, stemming from the soft sales performance during the quarter.

Gross margin, as a percentage of net sales, decreased 3.0 margin points to 53.6% in the first quarter of fiscal 2007. This decline primarily reflected margin softness at LOFT, partially offset by the benefit of converting Ann Taylor Factory to a full-price destination.

Selling, general and administrative expenses, as a percentage of net sales, declined to 45.0% in the first quarter of fiscal 2007, compared to 45.2% of net sales for the first quarter of fiscal 2006. This decrease largely reflected reduced performance-based compensation, offset by the deleveraging impact associated with the decline in comparable store sales.

ANNTAYLOR

Operating income in the first quarter of fiscal 2007 declined 22% to $49.6 million, or 8.6% of net sales, compared to operating income of $63.5 million, or 11.4% of net sales, in the first quarter of fiscal 2006. Net income for the first quarter of fiscal 2007 was $31.5 million, or $0.46 per diluted share, compared with net income of $39.0 million, or $0.53 per diluted share, for the first quarter of fiscal 2006.

During the quarter, the Company opened 11 LOFT stores and one Ann Taylor store and closed one LOFT store and two Ann Taylor stores. The total store count at the end of the quarter was 878, comprised of 347 Ann Taylor stores, 474 LOFT stores and 57 Ann Taylor Factory stores.

Total store square footage at the end of the quarter increased 6.7% to 5.1 million square feet versus total square footage of 4.8 million square feet at the end of the first quarter of fiscal 2006. Total square footage at the end of the 2007 quarter was 1.9 million for Ann Taylor and 2.8 million for LOFT.

Full-Year Outlook

For the full year of fiscal 2007, the Company continues to expect earnings per diluted share to be in the range of $2.15 to $2.25, with expected softness from LOFT in the first half, followed by improved performance for the division in the second half of the year. The primary drivers of the Company’s outlook for fiscal 2007 are as follows:

•	Comparable store sales growth in the low-single-digit range

•	Net square footage growth of approximately 8%

•	Gross margin rate for the year even with year-ago, with the first-half below year-ago and the second-half above

•	An increase of 6% to 7% in selling, general and administrative expenses

•	A mid-single-digit rate decline in total inventory per square foot at year-end

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 878 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of May 5, 2007.

Contact:

Maria A. Sceppaguercio

Senior Vice President

Communications & Investor Relations

212-457-2199

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended May 5, 2007 and April 29, 2006

(unaudited)

	Quarters Ended
	May 5, 2007	April 29, 2006
	(in thousands, except per share amounts)
Net sales	$580,266	$556,173
Cost of sales	269,270	241,061

Gross margin	310,996	315,112
Selling, general and administrative expenses	261,348	251,644

Operating income	49,648	63,468
Interest income	3,076	3,307
Interest expense	541	509

Income before income taxes	52,183	66,266
Income tax provision	20,728	27,277

Net income	$31,455	$38,989

Basic earnings per share of common stock	$0.47	$0.54

Weighted average number of shares outstanding (000)	67,331	71,876

Diluted earnings per share of common stock	$0.46	$0.53

Weighted average number of shares outstanding, assuming dilution (000)	68,404	73,013
Number of stores open at beginning of period	869	824
Number of stores opened during period	12	10
Number of stores closed during period	(3)	(10)
Number of stores open at end of period	878	824
Number of stores expanded/relocated* during period	2	3

Total store square footage at end of period	5,132	4,812

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONSOLIDATED BALANCE SHEETS

May 5, 2007 and February 3, 2007

	May 5, 2007	February 3, 2007
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$174,321	$360,560
Accounts receivable	31,132	16,489
Merchandise inventories	281,314	233,606
Prepaid expenses and other current assets	74,297	79,950

Total current assets	561,064	690,605
Property and equipment, net	552,545	564,108
Goodwill	286,579	286,579
Deferred financing costs, net	561	652
Other assets	31,338	26,559

Total assets	$1,432,087	$1,568,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$103,200	$106,519
Accrued salaries and bonus	10,715	28,304
Accrued tenancy	39,780	45,024
Gift certificates and merchandise credits redeemable	41,620	52,989
Accrued expenses	82,096	66,582

Total current liabilities	277,411	299,418
Deferred lease costs	214,971	214,466
Other liabilities	11,708	4,708

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,200,407 and 82,155,607 shares issued, respectively	559	559
Additional paid-in capital	760,086	753,030
Retained earnings	700,628	670,307
Accumulated other comprehensive loss	(5,257)	(5,373)

	1,456,016	1,418,523
Treasury stock, 16,502,596 and 12,782,533 shares respectively, at cost	(528,019)	(368,612)

Total stockholders’ equity	927,997	1,049,911

Total liabilities and stockholders’ equity	$1,432,087	$1,568,503